EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Retail Properties, Inc.:

We consent to the incorporation by reference in the registration statement (no.333–144100) on Form S–8, registration statement (no.333–15625) on Form S–8, registration statement (no.333–64794) on Form S–8, registration statement (no.333–126071) on Form S–3, registration statement (no.333–132103) on Form S–3, and registration statement (no. 333-132095) on Form S-3 of National Retail Properties, Inc. of our report dated February 17, 2006 except as to notes 2, 19, and 26 which are as of February 22, 2008, with respect to National Retail Properties, Inc. and subsidiaries, consolidated statements of earnings, stockholders’ equity, and cash flows for year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10–K of National Retail Properties, Inc.

Orlando, Florida

February 22, 2008

Certified Public Accountants